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                            GAMNA SERIES FUNDS, INC.
                 FORM OF MULTICLASS PLAN PURSUANT TO RULE 18F-3
                    UNDER THE INVESTMENT COMPANY ACT OF 1940


I.         BACKGROUND

           This plan (the "Plan") pertains to the issuance by the investment portfolio(s) listed on Schedule A hereto (each a "Fund") of GAMNA Series Funds, Inc. (the "Company") of multiple classes of capital stock and is being adopted by the Company pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"). The Company's Prospectus and its Statement of Additional Information contain further information concerning the Company's multiple class structure.

II.        CREATION OF CLASSES

           The Company's Articles of Incorporation authorize the Company to issue multiple series of capital stock corresponding to shares in separate investment portfolios. Pursuant to action taken by the Board of Directors of the Company, the Company established three classes of shares: "Class A" shares, "Class B" shares and "Class C" shares for the Fund.

III.       SALES CHARGES

           Class A shares are offered for sale at net asset value per share plus a front end sales charge. Certain purchases of Class A shares qualify for a waived or reduced front end sales charge.

           Class B shares are sold at net asset value per share without a front end sales charge but are subject to a contingent deferred sales charge ("CDSC") of 5% of the dollar amount subject thereto during the first year after purchase, and declining each year thereafter to 0% after the sixth year.

           Class C shares are sold at net asset value without a front end sales charge but are subject to a CDSC of 1% of the dollar amount subject thereto on redemptions made within one year of purchase.

           The CDSC for the Class B shares and Class C shares are assessed on an amount equal to the lesser of the original purchase price or the redemption price of the shares redeemed.

IV.        DISTRIBUTION AND SERVICE FEES

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           According to a plan adopted pursuant to Rule 12b-1 under the 1940 Act
("Rule 12b-1"), Class A shares are subject to a service fee and are also subject to a 12b-1 distribution fee.

           According to a plan adopted pursuant to Rule 12b-1, Class B shares are subject to a 12b-1 service fee and are also subject to a 12b-1 distribution fee.

           According to a plan adopted pursuant to Rule 12b-1, Class C shares are subject to a 12b-1 service fee and are also subject to a 12b-1 distribution fee.

V.         EXCHANGE AND CONVERSION FEATURES

           Class B shares will automatically convert, based upon relative net asset value, to Class A shares of the Fund at the beginning of the ninth year after purchase. Upon conversion, these shares will no longer be subject to a 12b-1 distribution fee.

           There are no automatic conversion features for Class A or Class C shares.

VI.        ALLOCATION OF EXPENSES

           Expenses of the Fund are borne by the various classes of the Fund on the basis of relative net assets. The fees identified as "class expenses" (see below) are to be allocated to each class based on actual expenses incurred, to the extent that such expenses can properly be so allocated. To the extent that such expenses cannot be properly allocated, such expenses are to be borne by all classes on the basis of relative net assets.

           The following are "class expenses":

    (i) transfer agent fees as identified by the transfer agent as being attributable to a specific class;

    (ii) printing and postage expenses related to preparing and distributing to the shareholders of a specific class materials such as shareholder reports, prospectuses and proxies;

    (iii)  Blue Sky registration fees incurred by a class;

    (iv)   SEC registration fees incurred by a class;

    (v)    litigation or other legal expenses relating solely to one class;

    (vi)   professional fees relating solely to such class;

    (vii) directors' fees, including independent counsel fees, incurred as a result of issues relating to one class; and

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    (viii) shareholder meeting expenses for meetings of a particular class.


VII.       VOTING RIGHTS

           All shares of the Fund have equal voting rights and will be voted in the aggregate, and not by class, except where voting by class is required by law or where the matter involved affects only one class.

VIII.      AMENDMENTS

           No material amendment to this Plan may be made unless it is first approved by a majority of both (a) the full Board of Directors of the Company and (b) those Directors who are not interested persons of the Company, as that term is defined in the 1940 Act.


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                                                                      SCHEDULE A

                              INVESTMENT PORTFOLIOS


1.       GAMNA Focus Fund